Exhibit 21.0

Subsidiaries of Building Materials Holding Corporation

Unless otherwise indicated, subsidiaries are 100% owned by Building Materials Holding Corporation or the subsidiaries listed below.  We operate principally under the trade names of BMHC, BMC Construction and BMC West.

As the result of a branding strategy, we changed the name of BMC Construction to SelectBuild Construction.  This change is expected to be formally announced in the first quarter of 2006.

State of
Incorporation
or Organization
SelectBuild Construction, Inc. (previously BMC Construction, Inc.)	Delaware
KBI Construction, LLC	Delaware
KBI Stucco, Inc.	Delaware
KBI Mechanical, LLC (60% ownership)	Delaware
KB Industries, LP (owned 99% by SelectBuild Construction, Inc. and 1% by BMHC)	California
KBI Windows, Inc.	Delaware
Vaughn Road, LLC	California
RJ Norcal, LLC	California
KBI Norcal, GP (owned 51% by Vaughn Road, LLC and 49% by RJ Norcal, LLC)	California
KBI Norcal Windows, Inc.	Delaware
WBC Construction, LLC (80% ownership)	Delaware
A-1 Building Components, LLC (51% ownership)	Delaware
WBC Mid-Atlantic, LLC (67.33% ownership)	Delaware
RCI Construction, LLC (51% ownership)	Delaware
Riggs Plumbing, LLC (73% ownership)	Arizona
BBP Companies (51% ownership)
BBP Commercial Company	Arizona
BBP Concrete Company	Arizona
BBP Construction Company	Arizona
70th and Northern Avenues Holdings, LLC	Arizona
TBA Materials, LLC	Arizona
HnR Framing Systems, Inc.	California
FSC Construction, LLC	Delaware
C Construction, Inc.	Delaware
TWF Construction, Inc. (January 2006)	Delaware

BMC West Corporation	Delaware
BMCW, LLC	Delaware
BMC West Corporation SouthCentral	Delaware
BMCW SouthCentral, LP (owned 99% by BMCW, LLC and 1% by BMC West Corporation SouthCentral)	Texas
BBD Construction, LP (51% ownership)	Texas

BMC Insurance, Inc.	Hawaii

BMC Realty, Inc.	Delaware